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                                      [LETTERHEAD OF BT WOLFENSOHN APPEARS HERE]



                                            March 8, 1998


Board of Directors
Alumax Inc.
3424 Peachtree Road, N.E.
Suite 2100
Atlanta, GA 30326

Dear Directors:

BT Wolfensohn has acted as financial advisor to Alumax Inc. ("Alumax") in connection with the proposed merger of Alumax and Aluminum Company of America (the "Acquiror") pursuant to the Agreement and Plan of Merger, dated as of March 8, 1998 (the "Merger Agreement"), among Alumax, the Acquiror and AMX Acquisition Corp., a wholly owned subsidiary of the Acquiror ("Acquiror Sub"), which provides, among other things, for a tender offer (the "Offer") for a majority (on a fully-diluted basis) of the shares of the Common Stock, par value $0.01 per share, of Alumax ("Alumax Common Stock") at $50.00 of cash, followed by a merger (the "Merger"; together with the Offer, the "Transaction") of Alumax with and into Acquiror Sub, as a result of which each share of Alumax Common Stock (other than the Excluded Shares or Dissenting Shares (as defined in the Merger Agreement)) will be converted into the right to receive 0.6975 of a share of the Common Stock, par value $1.00 per share, of the Acquiror ("Acquiror Common Stock") or, if less than a majority of the Alumax Common Stock is acquired in the Offer, a fraction of a share of Acquiror Common Stock equal to the Adjusted Exchange Ratio (as defined in the Merger Agreement) plus the Cash Prorate Amount (as defined in the Merger Agreement). The terms and conditions of the Transaction are more fully set forth in the Merger Agreement.

You have requested BT Wolfensohn's opinion, as investment bankers, as to the fairness, from a financial point of view, of the consideration to be received by the shareholders of Alumax pursuant to the Merger Agreement in the Offer and the Merger, taken together, to such shareholders.

In connection with BT Wolfensohn's role as financial advisor to Alumax, and in arriving at its opinion, BT Wolfensohn has reviewed certain publicly available financial and other information concerning Alumax and the Acquiror and certain internal analyses and other information furnished to it by Alumax and the Acquiror and/or their respective advisors. BT Wolfensohn has also held discussions with members of the senior managements of Alumax and the Acquiror regarding the businesses and prospects of their respective companies and the joint prospects of a combined company. In addition, BT Wolfensohn has (i) reviewed the reported prices and trading activity for Alumax Common Stock and Acquiror Common Stock, (ii) compared certain
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Alumax Inc.
March 8, 1998
Page 2


financial and stock market information for Alumax and the Acquiror with similar information for certain other companies whose securities are publicly traded,
(iii) reviewed the financial terms of certain recent business combinations which it deemed comparable in whole or in part, (iv) reviewed the terms of the Merger Agreement, and (v) performed such other studies and analyses and considered such other factors as it deemed appropriate.

BT Wolfensohn has not assumed responsibility for independent verification of, and has not independently verified, any information, whether publicly available or furnished to it, concerning Alumax or the Acquiror, including, without limitation, any financial information, forecasts or projections considered in connection with the rendering of its opinion. Accordingly, for purposes of its opinion, BT Wolfensohn has assumed and relied upon the accuracy and completeness of all such information and BT Wolfensohn has not conducted a physical inspection of any of the properties or assets, and has not prepared or obtained any independent evaluation or appraisal of any of the assets or liabilities, of Alumax or the Acquiror. With respect to the financial forecasts and projections, including the analyses and forecasts of certain cost savings, operating efficiencies, revenue effects and financial synergies expected by Alumax and the Acquiror ("Synergies"), made available to BT Wolfensohn and used in its analyses, BT Wolfensohn has assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of Alumax or the Acquiror, as the case may be, as to the matters covered thereby. In rendering its opinion, BT Wolfensohn expresses no view as to the reasonableness of such forecasts and projections, including the Synergies, or the assumptions on which they are based. BT Wolfensohn's opinion is necessarily based upon economic, market and other conditions as in effect on, and the information made available to it as of, the date hereof. We undertake no obligation to update this opinion to reflect any developments occurring after the date hereof. We express no opinion as to the price or range of prices at which Acquiror Common Stock may trade subsequent to the consummation of the Merger.

For purposes of rendering its opinion, BT Wolfensohn has assumed that, in all respects material to its analysis, the representations and warranties of Alumax, the Acquiror and Acquiror Sub contained in the Merger Agreement are true and correct, Alumax, the Acquiror and Acquiror Sub will each perform all of the covenants and agreements to be performed by it under the Merger Agreement and all conditions to the obligations of each of Alumax, the Acquiror and Acquiror Sub to consummate the Transaction will be satisfied without any waiver thereof. BT Wolfensohn has also assumed that all material governmental, regulatory or other approvals and consents required in connection with the consummation of the Transaction will be obtained and that in connection with obtaining any necessary governmental, regulatory or other approvals and consents, or any amendments, modifications or waivers to any agreements, instruments or orders to which either Alumax or the Acquiror is a party or is subject or by which it is bound, no limitations, restrictions or conditions will be imposed or amendments, modifications or waivers made that would have a material adverse effect on either Alumax or the Acquiror or materially reduce the contemplated benefits of the Transaction to Alumax or its stockholders. In addition, you have informed BT Wolfensohn, and accordingly for purposes of rendering its opinion BT Wolfensohn has assumed, that the Merger will be tax-free to each of Alumax, the Acquiror, the Acquiror's stockholders and, to the extent they receive Acquiror Common Stock instead of cash, Alumax's stockholders.
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Alumax Inc.
March 8, 1998
Page 3


In connection with our engagement, we have not been authorized by Alumax or its Board of Directors to solicit, nor have we solicited, any alternative transactions to the Transaction. This opinion is addressed to, and for the use and benefit of, the Board of Directors of Alumax and is not a recommendation to the stockholders of Alumax to tender their shares in the Offer or to approve the Merger. This opinion is limited to the fairness, from a financial point of view, to Alumax of the consideration to be received in the Offer and the Merger, taken together, and BT Wolfensohn expresses no opinion as to the merits of the underlying decision by Alumax to engage in the Transaction.

BT Wolfensohn is engaged in the merger and acquisition and client advisory business of Bankers Trust (together with its affiliates the "BT Group") and, for legal and regulatory purposes, is a division of BT Alex. Brown Incorporated, a registered broker-dealer and member of the New York Stock Exchange. BT Wolfensohn will be paid a fee for its services as financial advisor to Alumax in connection with the Transaction, a substantial portion of which is contingent upon consummation of the Transaction. BT Wolfensohn currently receives, and has received in prior years, an annual retainer from Alumax. It has also provided investment banking services to Alumax for which it has received compensation. In the ordinary course of business, members of the BT Group may actively trade in the securities and other instruments and obligations of Alumax and the Acquiror for their own accounts and for the accounts of their customers. Accordingly, the BT Group may at any time hold a long or short position in such securities, instruments and obligations.

Based upon and subject to the foregoing, it is BT Wolfensohn's opinion as investment bankers that, as of the date hereof, the consideration to be received pursuant to the Merger Agreement by holders of Alumax Common Stock in the Offer and the Merger, taken together, is fair, from a financial point of view, to such stockholders.

                                       Very truly yours,

                                       /s/ BT Wolfensohn

                                       BT WOLFENSOHN